                                                                    Exhibit (d)1




                                                                  EXECUTION COPY


                            STOCK PURCHASE AGREEMENT

      This Stock Purchase Agreement (the "AGREEMENT") is made as of June 17, 2004 by and among Gartner, Inc., a corporation organized and existing under the laws of the State of Delaware (the "COMPANY"), and Silver Lake Partners, L.P., a Delaware limited partnership, Silver Lake Investors, L.P., a Delaware limited partnership, and Silver Lake Technology Investors, L.L.C., a Delaware limited liability company (collectively, "SILVER LAKE").

                                 R E C I T A L S

      A. WHEREAS, the Company intends, but has not made any public announcement of such intention, to conduct a public modified Dutch auction self-tender offer for up to 11,298,630 shares of its Common Stock, Class A, par value $0.0005 per share ("CLASS A COMMON STOCK"), and 5,505,305 shares of its Common Stock, Class B, par value $0.0005 per share ("CLASS B COMMON STOCK," and together with the Class A Common Stock, the "COMMON STOCK"), at prices ranging from $12.50 to $13.50 per share pursuant to the terms and conditions set forth in the draft Offer to Purchase substantially in the form attached hereto as Annex A, as the same may be revised, amended, modified or supplemented from time to time after the date hereof in accordance with Section 8 hereof (the "TENDER OFFER"), commencing no later than June 22, 2004;

      B. WHEREAS, as of the date hereof, Silver Lake owns of record 46,969,066 shares of Class A Common Stock of the Company, which constitutes approximately 44.9% of the issued and outstanding shares of Class A Common Stock, and approximately 35.4% of the issued and outstanding shares of Common Stock;

      C. WHEREAS, Silver Lake is entitled to certain contractual consent rights (in addition to any vote or consent of the board of directors or the stockholders of the Company required by law or the Company's certificate of incorporation) pursuant to the terms of that certain Amended and Restated Securityholders Agreement, dated as of July 12, 2002, among the Company, Silver Lake Partners, L.P. and certain additional signatories thereto (the "SECURITYHOLDERS AGREEMENT");

      D. WHEREAS, Silver Lake has determined it will not exercise its right to tender any of its shares of Class A Common Stock pursuant to the Tender Offer; and

      E. WHEREAS, the Company and Silver Lake desire to make certain covenants and agreements with one another pursuant to this Agreement.

      NOW THEREFORE, in consideration of the covenants and promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

                                    AGREEMENT

      1. Purchase and Sale of the Shares; the Closing.

            1.1 Purchase and Sale of Class A Common Stock. Subject to the completion of the Tender Offer as set forth below and the other terms and conditions of this Agreement, and on the basis of the representations, warranties and covenants set forth herein, Silver Lake agrees to sell to the Company, and the Company agrees to purchase from Silver Lake, 9,196,065 shares of Class A Common Stock, subject to adjustment as follows; provided, that in no event shall Silver Lake sell more than 12,000,000 shares of Series A Common Stock (the "SHARE CAP") to the Company:

                  (a) if the Company increases or decreases the number of shares of Class A Common Stock subject to the Tender Offer (any such increase or decrease, the "TO CHANGE"), the aggregate number of shares of Class A Common Stock to be purchased by the Company from Silver Lake shall be increased or decreased, respectively, by an amount equal to the TO Change multiplied by a fraction, the numerator of which is 46,969,066 and the denominator of which is 57,707,954 (representing the outstanding shares of Class A Common Stock held of record by Silver Lake divided by the outstanding shares of Class A Common Stock held of record by all stockholders of the Company other than Silver Lake), subject to the Share Cap; and

                  (b) if the number of shares of Class A Common Stock tendered and accepted for payment in the Tender Offer is less than the number of shares of Class A Common Stock the Company is offering to purchase in the Tender Offer as of the expiration date (any such difference, the "SERIES A SHORTFALL"), the aggregate number of shares of Class A Common Stock to be purchased by the Company from Silver Lake shall be increased by an amount equal to the Series A Shortfall, subject to the Share Cap.

The number of shares of Class A Common Stock to be purchased from Silver Lake by the Company pursuant to this Section 1.1 is herein referred to as, the "SHARES". The allocation of the Shares to be sold by each Silver Lake entity at the Closing shall be pro rata based on the number of shares of Class A Common Stock held of record by each of Silver Lake Partners, L.P., Silver Lake Investors, L.P., and Silver Lake Technology Investors, L.L.C., rounded to the nearest whole share, or in such other proportion as Silver Lake may determine; provided Silver Lake notifies the Company of such allocation at least one business day prior to the Closing.

            1.2 Purchase Price. The "PER SHARE PURCHASE PRICE" for the Shares shall be equal to the price per share paid by the Company for the shares of Class A Common Stock tendered by the holders of Class A Common Stock in the Tender Offer. The "PURCHASE PRICE" shall equal the Per Share Purchase Price specified in Section 1.2 multiplied by the number of Shares purchased by the Company from Silver Lake pursuant to Section 1.1 of this Agreement.

            1.3 The Closing. Subject to the terms and conditions hereof, the purchase and sale of the Shares contemplated by this Agreement (the "CLOSING") will take place at the offices of Wilson Sonsini Goodrich & Rosati, 12 East 49th Street, New York, New York 10017 at 10:00 a.m. New York City time on the eleventh business day following the date that the funds are made available by

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the Company to the depositary for the settlement of Class A Common Stock tendered in the Tender Offer (the "SUCCESSFUL COMPLETION"), or at such other later date or place as the parties shall mutually agree. At the Closing, (i) Silver Lake will deliver to the Company certificates representing the Shares to be purchased by the Company duly endorsed or accompanied by stock powers duly executed in blank and otherwise in form acceptable for transfer on the books of the Company, and (ii) the Company shall deliver the Purchase Price to Silver Lake by wire transfer of immediately available funds to one or more accounts specified by Silver Lake at least one business day prior to the Closing.

      2. Representations and Warranties of Silver Lake. In order to induce the Company to enter into this Agreement, Silver Lake hereby represents and warrants to the Company as follows:

            2.1 Ownership of Shares. Silver Lake owns of record the number of issued and outstanding shares of Class A Common Stock set forth in the recitals to this Agreement. The Shares to be sold to the Company by Silver Lake when delivered to the Company shall be free and clear of any liens, claims or encumbrances, including rights of first refusal and similar claims except for restrictions of applicable state and federal securities laws. There are no restrictions on the transfer of such Shares imposed by any shareholder or similar agreement or any law, regulation or order, other than applicable state and federal securities laws.

            2.2 Authorization. Silver Lake has full right, power and authority to execute, deliver and perform this Agreement and to sell, assign and deliver the Shares to be sold by it to the Company. This Agreement is the legal, valid and, assuming due execution and delivery by the other parties hereto, binding obligation of Silver Lake, enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by (i) principles of public policy, (ii) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors' rights generally, and (iii) rules of law governing the availability of equitable remedies.

            2.3 No Violation; No Consent. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Silver Lake (a) will not constitute a breach or violation of or default under any judgment, decree or order or any agreement or instrument of Silver Lake or to which Silver Lake is subject, (b) will not result in the creation or imposition of any lien upon the Shares to be sold by Silver Lake, and (c) will not require the consent of or notice to any governmental entity or any party to any contract, agreement or arrangement with Silver Lake.

            2.4 Brokerage. There are no claims for brokerage commissions or finder's fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Silver Lake.

      3. Representations and Warranties of the Company. In order to induce Silver Lake to enter into this Agreement, the Company hereby represents and warrants as follows:


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            3.1 Organization and Corporate Power; Authorization. The Company is
a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. The Company has the requisite power and authority to execute, deliver and perform this Agreement and to acquire the Shares. As of the Closing the Company will have sufficient capital to purchase the Shares hereunder and to purchase the shares of Common Stock to be purchased pursuant to the Tender Offer in each case in compliance with Section 160 of the Delaware General Corporation Law. The execution, delivery and performance of this Agreement and the consummation by the Company of the transactions contemplated hereby have been approved by a majority of the disinterested directors on the Board of Directors of the Company, having been advised by counsel, and have been otherwise duly authorized by all requisite action on the part of the Company. This Agreement and any other agreements, instruments, or documents entered into by the Company pursuant to this Agreement have been duly executed and delivered by the Company and are the legal, valid and, assuming due execution by the other parties hereto, binding obligations of the Company, enforceable against the Company in accordance with its terms except to the extent that the enforceability thereof may be limited by (i) principles of public policy, (ii) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors' rights generally, and (iii) rules of law governing the availability of equitable remedies.

            3.2 Capital Stock. The authorized capital stock of the Company consists of (i) 250,000,000 shares of Common Stock, of which 166,000,000 shares are designated Class A Common Stock, of which 104,677,020 shares are issued and outstanding, and 84,000,000 shares are designated Class B Common Stock, of which 28,118,443 shares are issued and outstanding, and (ii) 5,000,000 shares of preferred stock, par value $0.01 per share, of which 166,000 shares are designated as Series A Junior Participating Preferred Stock, none of which are issued and outstanding, and 84,000 are designated as Series B Junior Participating Preferred Stock, none of which are issued and outstanding.

            3.3 No Violation; No Consent. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by the Company (a) will not constitute a breach or violation of or default under any judgment, decree or order or any agreement or instrument of the Company or to which the Company is subject, and (b) will not require the consent of or notice to any governmental entity or any party to any contract, agreement or arrangement with the Company, other than the consent of Silver Lake provided in Section 8 hereof.

            3.4 Brokerage. There are no claims for brokerage commissions or finder's fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Company.

      4. Conditions to the Company's Obligations. The obligations of the Company under Article 1 to purchase the Shares at the Closing from Silver Lake are subject to the fulfillment as of the Closing of each of the following conditions unless waived by the Company in accordance with Section 9.3:


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            4.1 Representations and Warranties. The representations and warranties of Silver Lake contained in Article 2 shall be true and correct on and as of the date of the Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing.

            4.2 Performance. Silver Lake shall have performed and complied in all material respects with all agreements, obligations, and conditions contained in this Agreement that are required to be performed or complied with by it on or before the date of the Closing.

            4.3 Tender Offer. The Successful Completion of the Tender Offer shall have occurred.

            4.4 Delivery of Certificates. Silver Lake shall have delivered all of the stock certificates representing the Shares to be sold by it at the Closing, free and clear of any liens, claims or encumbrances, along with all stock powers, assignments or any other documents, instruments or certificates necessary for a valid transfer.

            4.5 Further Assurances. No governmental authority shall have advised or notified the Company that the consummation of the transactions contemplated hereunder would constitute a material violation of any applicable laws or regulations, which notification or advice shall not have been withdrawn after the exhaustion of the Company's good faith efforts to cause such withdrawal.

      5. Conditions to Silver Lake's Obligations. The obligations of Silver Lake under Article 1 to sell the Shares at the Closing are subject to the fulfillment as of the Closing of each of the following conditions unless waived by Silver Lake in accordance with Section 9.3:

            5.1 Representations and Warranties. The representations and warranties of the Company contained in Article 3 shall be true and correct as of the date of the Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing.

            5.2 Performance. The Company shall have performed and complied in all material respects with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the date of the Closing.

            5.3 Payment of Purchase Price. The Company shall have delivered the Purchase Price to be paid by the Company to Silver Lake by wire transfer to the account(s) specified by Silver Lake.

            5.4 Minimum Amount of Common Stock Tendered. The number of shares of Common Stock tendered and accepted for payment in the Tender Offer shall not be less 1,680,394 shares.

      6. Covenants.


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            6.1 No Purchase of Common Stock. Until eleven business days following the Successful Completion of the Tender Offer, Silver Lake agrees that it will not, directly or indirectly, purchase any shares of Common Stock. Other than the consents provided pursuant to the terms of this Agreement, all prior consents granted by Silver Lake under the Securityholders Agreement with respect to repurchases of shares of capital stock are of no further force or effect with respect to future purchases of capital stock.

            6.2 No Sale of Class A Common Stock. Except as contemplated hereunder, from the date hereof until the Closing or the termination of this Agreement, Silver Lake agrees that it will not, directly or indirectly, sell any shares of Class A Common Stock, including in the Tender Offer.

            6.3 Closing Conditions. Silver Lake and the Company shall use their commercially reasonable efforts to ensure that each of the conditions to Closing is satisfied.

      7. Survival of Representations and Warranties; Limitation on Liability. All representations and warranties hereunder shall survive the Closing. Notwithstanding the foregoing, in no event shall Silver Lake's liability for breach of the representations, warranties and covenants exceed the Purchase Price to be paid by the Company to Silver Lake.

      8. Silver Lake Consent. For purposes of Section 2.3 of the Securityholders Agreement and for all other purposes, Silver Lake hereby provides its consent with respect to (i) the transactions contemplated by this Agreement, (ii) the Tender Offer, (iii) the incurrence by the Company of additional indebtedness from time to time, of up to $325,000,000, $225,000,000 of which shall be utilized to provide the necessary or desirable financing for the Tender Offer, and (iv) all other transactions and actions as the officers of the Company reasonably deem necessary or advisable to effectuate the Tender Offer. For the avoidance of doubt, Silver Lake's consent shall be required for any amendment to the terms of the Tender Offer that (i) changes the type or amount of consideration per share offered to security holders, (ii) increases the aggregate number of shares of Common Stock sought in the Tender Offer in excess of 16,803,935 (plus up to an additional 2% of the outstanding shares of each class of Common Stock), (iii) decreases the aggregate number of shares of Class A Common Stock sought in the Tender Offer below 11,298,630 (provided, however, that this shall in no way limit the Company's ability to accept a smaller number of shares for payment if the Tender Offer for the Class A Common Stock is undersubscribed), (iv) materially alters any of the conditions of the Tender Offer contained in Section 7 of the Offer to Purchase, adds any additional conditions to the Tender Offer (provided, however, that this shall in no way limit the Company's ability to waive any such condition), or changes the minimum number of shares required to be tendered into the Tender Offer to something other than 1,680,394 shares of Common Stock), or (v) extends the expiration date of the Tender Offer beyond September 15, 2004.

      9. Miscellaneous.

            9.1 Adjustments. Wherever a particular number is specified herein, including, without limitation, number of shares or price per share, such number shall be adjusted to reflect any stock dividends, stock-splits, reverse stock-splits, combinations or other reclassifications of stock or any similar transactions and appropriate adjustments shall be made with respect to the relevant

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provisions of this Agreement so as to fairly and equitably preserve, as far as practicable, the original rights and obligations of the Company and Silver Lake under this Agreement.

            9.2 Governing Law; Jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware without giving effect to the principles of conflicts of laws. Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement may be brought or otherwise commenced in any state or federal court located in the State of Delaware. Each party hereto agrees to the entry of an order to enforce any resolution, settlement, order or award made pursuant to this Section 9.1 by the state and federal courts located in the State of Delaware and in connection therewith hereby waives, and agrees not to assert by way of motion, as a defense, or otherwise, any claim that such resolution, settlement, order or award is inconsistent with or violative of the laws or public policy of the laws of the State of Delaware or any other jurisdiction.

            9.3 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successor and assigns of the parties hereto.

            9.4 Entire Agreement; Amendment. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof. Neither this Agreement nor any provision hereof may be amended, changed or waived other than by a written instrument signed by the party against who enforcement of any such amendment, change or waiver is sought. For the avoidance of doubt, to the extent that any of the terms and conditions of this Agreement are inconsistent with any of the terms and conditions contained in the draft Offer to Purchase attached hereto as Annex A, the terms of this Agreement will govern and the Offer to Purchase will be revised to be consistent with the terms of this Agreement.

            9.5 Cooperation. The Company and Silver Lake shall, from and after the date hereof, cooperate in a reasonable manner to effect the purposes of this Agreement.

            9.6 Termination. The Company or Silver Lake may terminate this Agreement if (i) the Tender Offer is terminated without the purchase of any shares of Common Stock or (ii) if the Tender Offer is not consummated by September 15, 2004; provided that the Company may not terminate this Agreement under this clause (ii) unless the Tender Offer is terminated. Upon termination of this Agreement pursuant to Section 9.5, none of the parties hereto shall have any liability hereunder except for breaches of such party's representations, warranties or covenants occurring prior to the date of such termination.

            9.7 Notices, etc. All notices and other communications required or permitted hereunder shall be effective upon receipt and shall be in writing and may be delivered in person, by telecopy, electronic mail, express delivery service or U.S. mail, in which event it may be mailed by first-class, certified or registered, postage prepaid, addressed, to the party to be notified, at the respective addresses set forth below, or at such other address which may hereinafter be designated in writing:


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                  (a)   If to Silver Lake, to:

                        Silver Lake Partners, L.P.
                        320 Park Avenue, 33rd Floor
                        New York, NY  10022
                        Attention: Mike Bingle
                        Phone: 212-981-5600
                        Fax:   212-981-3535

                        with a copy to:

                        Simpson Thacher & Bartlett LLP
                        425 Lexington Avenue
                        New York, NY 10017
                        Attention:  Mario Ponce, Esq.
                        Fax:   212-455-2502

                  (b)   If to the Company, to:

                        Gartner, Inc.
                        P.O. Box 10212
                        56 Top Gallant Road
                        Stamford, CT 06902-7747
                        Attention: General Counsel
                        Phone: 203-316-6311
                        Fax:   203-316-6245

                        with a copy to:

                        Wilson Sonsini Goodrich & Rosati

                        12 East 49th Street
                        New York, NY 10017
                        Attention:  Robert D. Sanchez, Esq.
                        Fax No.  212-999-5899

            9.8 Severability. If any provision of this Agreement shall be judicially determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

            9.9 Titles and Subtitles. The titles of the Articles and Sections of this Agreement are for convenience of reference only and in no way define, limit, extend, or describe the scope of this Agreement or the intent of any of its provisions.

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            9.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

            9.11 Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party upon any breach or default of any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein, or of any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character of any breach or default under this Agreement, or any waiver of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in writing, and that all remedies, either under this Agreement, by law or otherwise, shall be cumulative and not alternative.

            9.12 Consents. Any permission, consent, or approval of any kind or character under this Agreement shall be in writing and shall be effective only to the extent specifically set forth in such writing.

            9.13 SPECIFIC PERFORMANCE. THE PARTIES HERETO AGREE THAT IRREPARABLE DAMAGE WOULD OCCUR IN THE EVENT THAT ANY OF THE PROVISIONS OF THIS AGREEMENT WERE NOT PERFORMED IN ACCORDANCE WITH ITS SPECIFIC INTENT OR WERE OTHERWISE BREACHED. IT IS ACCORDINGLY AGREED THAT THE PARTIES SHALL BE ENTITLED TO AN INJUNCTION OR INJUNCTIONS, WITHOUT BOND, TO PREVENT OR CURE BREACHES OF THE PROVISIONS OF THIS AGREEMENT AND TO ENFORCE SPECIFICALLY THE TERMS AND PROVISIONS HEREOF, THIS BEING IN ADDITION TO ANY OTHER REMEDY TO WHICH THEY MAY BE ENTITLED BY LAW OR EQUITY, AND ANY PARTY SUED FOR BREACH OF THIS AGREEMENT EXPRESSLY WAIVES ANY DEFENSE THAT A REMEDY IN DAMAGES WOULD BE ADEQUATE.

            9.14 Payment of Fees and Expenses. Each party shall be responsible for paying its own fees, costs and expenses in connection with this Agreement and the transactions herein contemplated.

            9.15 Construction of Agreement. No provision of this Agreement shall be construed against either party as the drafter thereof.

            9.16 Section References. Unless otherwise stated, any reference contained herein to a Section or subsection refers to the provisions of this Agreement.

            9.17 Variations of Pronouns. All pronouns and all variations thereof shall be deemed to refer to the masculine, feminine, or neuter, singular or plural, as the context in which they are used may require.



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
IN WITNESS WHEREOF, the parties have caused this Stock Purchase Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first written above.

                                         GARTNER, INC.

                                         By: /s/ Christopher Lafond
                                             ---------------------------------
                                             Name: Christopher Lafond
                                             Title: Executive Vice President
                                             and Chief Financial Officer


                                         SILVER LAKE

                                         SILVER LAKE PARTNERS, L.P.

                                         By: Silver Lake Technology Associates,
                                             L.L.C.,
                                             its General Partner


                                         By: /s/ Michael Bingle
                                             ---------------------------------
                                             Name: Michael Bingle
                                             Title: Managing Director


                                         SILVER LAKE INVESTORS, L.P.

                                         By: Silver Lake Technology Associates,
                                             L.L.C.,
                                             its General Partner


                                         By: /s/ Michael Bingle
                                             ---------------------------------
                                             Name: Michael Bingle
                                             Title: Managing Director


                                         SILVER LAKE TECHNOLOGY INVESTORS,
                                             L.L.C.


                                         By: /s/ Michael Bingle
                                             ---------------------------------
                                             Name: Michael Bingle
                                             Title: Managing Director